Exhibit 99.1

Intuitive Surgical Announces Addition to Its Board of Directors

SUNNYVALE, CA -- 08/02/2005 -- Intuitive Surgical, Inc. (NASDAQ: ISRG), the global technology leader in robotic-assisted surgery, today announced the addition of Floyd D. Loop, M.D. to its Board of Directors.

Dr. Loop served the Cleveland Clinic Foundation for nearly 35 years, holding leadership positions including Chairman of the Department of Thoracic and Cardiovascular Surgery, Chief Executive Officer and Chairman of the Board. Dr. Loop and his colleagues at the Cleveland Clinic were responsible for developing the use of arterial conduits in coronary artery surgery, for innovations in valve repair and for pioneering technical improvements for reoperations.

Over the course of his career, Dr. Loop has performed more than 12,000 open-heart operations and has authored 350 papers covering all aspects of cardiovascular surgery. Dr. Loop has served as the President of the American Association for Thoracic Surgery, as a Director of the American Board of Thoracic Surgery, and as a member of the Medicare Payment Advisory Commission. He has received Honorary Doctor of Science degrees from Cleveland State University and St. Louis University.

Dr. Loop is an internationally recognized cardiovascular surgeon and a recipient of the American Heart Association Citation for International Service. The son of an Indiana country doctor, Dr. Loop received his undergraduate degree from Purdue University and his M.D. from The George Washington University, Washington, D.C. His postgraduate training was at George Washington, the US Air Force at Andrews Air Force Base and at the Cleveland Clinic Foundation. Dr. Loop currently serves on the corporate board of Tenet Healthcare Corporation (NYSE: THC).

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, "Dr. Loop brings a wealth of experience and knowledge to Intuitive. Dr. Loop's experience reflects years of surgical innovation combined with the practical knowledge of hospital administration. He is truly one of the pioneers of cardiovascular surgery. We are delighted to have Dr. Loop as a member of our board."

With the addition of Dr. Loop, the Intuitive Board is now comprised of eight members, including six independent outside Directors.

About Intuitive Surgical, Inc.

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in the rapidly emerging field of robotic-assisted, minimally invasive surgery (MIS). Intuitive Surgical provides surgeons and hospitals with technology designed to improve clinical outcomes and help patients return more quickly to active and productive lives. By enhancing surgical capability, the company's da Vinci® Surgical System enables hospitals and surgeons to extend the benefits of minimally invasive surgery to the broadest possible base of patients. More information is available at www.intuitivesurgical.com and www.davinciprostatectomy.com. Intuitive Surgical -- Taking surgical precision beyond the limits of the human hand.™

About the da Vinci® Surgical System

The da Vinci Surgical System is a sophisticated robotic platform designed to enhance physicians' ability to perform complex surgery through small incisions. Consisting of an ergonomic surgeon's console linked to a patient-side surgical cart, the da Vinci System's four robotic arms position and maneuver the System's proprietary EndoWrist® Instruments and 3D camera. The da Vinci System is designed to scale, filter and seamlessly translate the surgeon's hand movements into more precise movements of the EndoWrist instruments. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci System is optimizing the performance of minimally invasive surgery and driving new standards in patient care.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statement is subject to risks and uncertainties such as those described in Intuitive Surgical's latest Annual Report. Actual results may differ materially from the anticipated results described. Intuitive Surgical undertakes no obligation to publicly update or revise these forward-looking statements to reflect actual events or circumstances that occur after the date of this press release.

Intuitive®, da Vinci®, InSite® and EndoWrist® are registered trademarks of Intuitive Surgical, Inc.

Contacts:

Investor Relations:
Sarah Norton
408-523-2161

Media Inquires:
Nora Julian
408-523-2199